Exhibit 99.2

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS — UNAUDITED

(U.S. dollars in thousands)	March 31, 2007	December 31, 2006
Assets:
Cash and cash equivalents	$90	$7
Accounts receivable	84	102
Supplies inventory, prepaids and other	107	103

Current assets	281	212
Restricted cash — Note 3	5,385	5,320
Mineral properties — Note 4	8,881	8,892
Plant and equipment — Note 5	948	997
Reclamation premium costs and other assets — Note 7	1,852	1,882

	17,066	17,091

Total assets	$17,347	$17,303

Liabilities and Shareholders’ Equity:
Accounts payable	$18	$9
Capital lease obligations, current portion	10	10
Accrued liabilities and other	101	143

Current liabilities	129	162
Capital lease obligations, noncurrent portion	20	23
Asset retirement obligation and closure costs — Notes 3, 7	4,663	4,663

Total liabilities	4,812	4,848
Parent company’s net investment	23,774	23,381
Deficit accumulated during the exploration stage	(11,239)	(10,926)

Total shareholders’ equity	12,535	12,455

Total liabilities and shareholders’ equity	$17,347	$17,303

Subsequent events — Note 11

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF LOSS — UNAUDITED

	Three Months Ended March 31,		Cumulative during Exploration Stage
(U.S. dollars in thousands, except share data)	2007	2006
Other Income:
Interest and other income	$(245)	$(67)	$(1,038)
Income earned during exploration stage	—	—	(1,025)

Total other income	$(245)	$(67)	$(2,063)
Costs and expenses:
Property evaluation and holding costs	$261	$360	$8,329
Corporate administration and investor relations	310	257	3,210
Depreciation and amortization	49	51	916
Asset retirement obligation and closure costs	—	—	1,048
Gain on disposal of assets	—	—	(45)
Gain on currency translation	(1)	—	(12)
Gain on disposal of marketable securities	(61)	(14)	(144)

Total costs and expenses	$558	$654	$13,302

Net loss	$(313)	$(587)	$(11,239)

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF DEFICIT — UNAUDITED

	Three Months Ended March 31,
(U.S. dollars in thousands)	2007	2006
Deficit, beginning of period	$(10,926)	$(8,461)
Net loss	(313)	(587)

Deficit, end of period	$(11,239)	$(9,048)

The accompanying notes are an integral part of these consolidated financial statements.

VISTA GOLD CORP. — Nevada exploration properties (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	Three Months Ended March 31,		Cumulative during Exploration Stage
(U.S. dollars in thousands)	2007	2006
Cash flows from operating activities:
Loss for the period	$(313)	$(587)	$(11,239)
Adjustments to reconcile loss for the period to cash provided by / (used in) operations:
Depreciation and amortization	49	52	895
Amortization of reclamation premium costs	30	30	387
Asset retirement obligation and closure costs accrued, net	—	—	1,054
Gain on disposal of assets	—	—	(45)
Allocated expenses from Parent company	74	230	2,678

Change in operating assets and liabilities:
Accounts receivable	18	12	95
Supplies inventory, prepaids and other	(4)	4	83
Accounts payable and accrued liabilities	(33)	(19)	(126)

Net cash used in operating activities	(179)	(278)	(6,218)

Cash flows from investing activities:
Restricted cash — Note 3	(65)	(54)	(5,385)
Additions to mineral properties, net of cost recoveries	11	41	(844)
Acquisition of mineral property — Note 4	—	—	(5,325)
Additions to plant and equipment	(3)	(4)	(1,740)
Proceeds on disposal of plant and equipment	—	—	212

Net cash used in investing activities	(57)	(17)	(13,082)

Cash flows from financing activities:
Intercompany funding from parent	319	321	18,754

Net cash provided by financing activities	319	321	18,754

Net increase/(decrease) in cash and cash equivalents	83	26	(546)

Cash and cash equivalents, beginning of period	7	10	636

Cash and cash equivalents, end of period	$90	$36	$90

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED

(U.S. dollars unless specified otherwise)

1.	General

The consolidated interim financial statements of Vista Gold Corp.-Nevada exploration properties (an Exploration Stage Enterprise) (the “Company”), as of March 31, 2007, and for the three-month period ended March 31, 2007, have been prepared by the Company without audit and do not include all of the disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all of the adjustments necessary to fairly present the interim financial information set forth herein have been made. These adjustments are of a normal and recurring nature. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years. These interim financial statements should be read in conjunction with the financial statements and related footnotes included in the Annual Report on Form 10-K of Allied Nevada Gold Corp. (“Allied Nevada”) for the year ended December 31, 2006. For the purposes of these financial statement notes, references to the “Company” are intended to refer to the Nevada business operations of Vista Gold Corp. (“Vista”) as constituted at March 31, 2007. See Note 2.

These interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States and follow the same accounting policies and methods of their application as the most recent annual financial statements.

2.	Nature of operations

The consolidated interim financial statements herein represent the Nevada business operations of Vista and include only the net assets and results of operations and cash flows of Vista’s Nevada companies for purposes of these financial statements. The Company evaluates, acquires and explores gold exploration and potential development projects. As such, the Company is considered an Exploration Stage Enterprise. The Company’s approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the gold mineralization. In addition, the Company looks for opportunities to improve the value of its gold projects through exploration drilling, and/or re-engineering the operating assumptions underlying previous engineering work.

Although the Company has reviewed and is satisfied with the title for all mineral properties in which it has a material interest, there is no guarantee that title to such concessions will not be challenged or impugned.

3.	Restricted cash

The Company has pledged cash as collateral totaling $5.4 million to the U.S. Bureau of Land Management, Nevada State Office, to cover reclamation cost estimates at the Hycroft mine (Note 7). During the quarter ended March 31, 2007, the Company earned interest of $64,392 on the restricted cash account.

4.	Mineral properties

	2006	2007
(U.S. dollars in thousands)	December 31, net balance	Acquisition costs	Option payments	Exploration & land costs	Cost recovery	Write-offs	Year to date activity	March 31, ending balance
Maverick Springs	$1,682	$—	$—	$—	$—	$—	$—	$1,682
Mountain View	303	—	—	—	—	—	—	303
Wildcat	218	—	—	—	—	—	—	218
Hasbrouck and Three Hills	259	—	—	—	—	—	—	259
F.W. Lewis, Inc. Properties	2,930	—	—	—	(11)	—	(11)	2,919
Hycroft Royalty	3,500	—	—	—	—	—	—	3,500

	$8,892	$—	$—	$—	$(11)	$—	$(11)	$8,881

The recoverability of the carrying values of the Company’s mineral properties is dependent upon the successful start-up and commercial production from, or sale, or lease, of these properties and upon economic reserves being discovered or developed on the properties. Development and/or start-up of any of these projects will depend, among other things, on management’s ability to raise additional capital for these purposes. Although Vista has been successful in raising such capital in the past, there can be no assurance that Allied Nevada will be able to do so in the future.

The Company believes that the fair value of its mineral properties exceeds the carrying value; however, events and circumstances beyond the control of management may mean that a write-down in the carrying values of the Company’s properties may be required in the future as a result of evaluation of gold resources and application of a ceiling test which is based on estimates of gold resources and gold prices.

5.	Plant and equipment

	March 31, 2007			December 31, 2006
(U.S. dollars in thousands)	Cost	Depreciation and write-downs	Net	Cost	Depreciation and write-downs	Net
Hycroft mine	$11,949	$11,017	$932	$11,949	$10,969	$980
F.W. Lewis, Inc. Properties	31	15	16	31	14	17

	$11,980	$11,032	$948	$11,980	$10,983	$997

6.	Parent Company’s net investment

At March 31, 2007, the Company was a wholly owned subsidiary of Vista. At that date, all operating, investing, and financing cash requirements of the Company were still being provided by Vista. During the three-month period ended March 31, 2007, the Company was advanced funding of $319,000. At March 31, 2007 the total amount of funding advanced to the Company (Vista’s net investment) was $23.8 million.

7.	Commitments and contingencies

The Company is required to provide financial assurance of $7.5 million in respect of reclamation and site closure obligations at the Hycroft mine. The Company has been requested to pledge collateral to provide this bonding (Note 3).

8.	Geographic and segment information

The Company evaluates, acquires and explores gold exploration and potential development projects. These activities are focused principally in state of Nevada within the United States. Substantially all related costs are incurred in the United States. The Company reported no revenues in the three-month period ended March 31, 2007, or for the same period in 2006. All plant and equipment is located in the State of Nevada.

9.	Supplemental Balance Sheet Disclosure

The following table presents the balance sheet items that represent greater than 5% of total current assets and total current liabilities:

(U.S. dollars in thousands)	March 31, 2007 (Unaudited)	December 31, 2006
Supplies inventory, prepaids and other current assets
Supplies inventory net of reserves	$86	$96
Prepaid insurance	8	5
Prepaid property taxes	11	—
Sales tax deposit	2	2

Total Supplies inventory, prepaids and other current assets	$107	$103

Accrued liabilities and other current liabilities
Severance obligation	$75	$73
Accrued electric power	8	14
Accrued property taxes	—	22
Accrued vacation expense	16	14
Accrued supplies	2	20

Total accrued liabilities and other current liabilities	$101	$143

10.	Related party transactions

Transfer of Vista Nevada Assets to Allied Nevada and Concurrent Acquisition of Nevada Assets Held by Pescios

On May 10, 2007, Allied Nevada commenced operations following Vista’s transfer to Allied Nevada of its Nevada-based mining properties and related assets, along with cash, and the transfer to Allied Nevada by Carl Pescio and Janet Pescio of their interests in certain Nevada mining properties and related assets. These transfers to Allied Nevada were made in exchange for shares of Allied Nevada’s common stock and cash, under the terms of an Arrangement and Merger Agreement that Vista and Allied Nevada entered into with the Pescios on September 22, 2006, as amended (the “Arrangement Agreement”). See Note 11— Subsequent Events, below.

Prior to the completion of the transaction, the immediate cash needs of the Company were met by loans from Vista pursuant to the Arrangement Agreement, which provided that, prior to the date of completion, Vista could loan money to Vista’s wholly-owned subsidiary, Vista Gold Holdings, Inc. (“Vista U.S.”), which was to hold Vista’s Nevada-based mining properties and related assets immediately prior to their transfer to Allied Nevada, in amounts sufficient to undertake certain activities for the benefit of the business Allied Nevada will operate after the completion of the transaction, including purchase of mineral properties or property interests, payment of amounts necessary to secure the services of a Chief Executive Officer, and purchase of office equipment, software and other miscellaneous items to enable Allied Nevada to commence operations immediately after the completion of the transaction. These loans bear interest at the rate of 6% per annum and all principal and interest owing by Vista U.S. to Vista in respect of such loans were to be paid in full at the time of completion on behalf of Vista U.S. As of March 31, 2007 this loan amount was $599,567 which included interest of $10,275.

11.	Subsequent events

On May 10, 2007, pursuant to the terms of the Arrangement Agreement, the parties completed a transaction that resulted in Vista’s transfer of its Nevada-based mining properties and related assets into Allied Nevada, along with cash, and the Pescios’ transfer to Allied Nevada of their interests in certain Nevada-based mining properties and related assets, all pursuant to an arrangement (the “Arrangement”) under the provisions of the

Business Corporations Act (Yukon Territory). Allied Nevada issued 38,933,055 common shares as part of the transaction, of which 12,000,000 were issued to the Pescios as partial consideration for the acquisition of their Nevada mineral assets and 26,933,055 were issued to Vista in accordance with the Arrangement. Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares were distributed to shareholders of Vista, less any applicable withholding taxes and Vista retained approximately 1.5 million shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. The new common shares of Vista and the Allied Nevada common shares began trading on May 10, 2007, on the Toronto Stock Exchange and the American Stock Exchange. In addition, holders of options to acquire Vista common shares exchanged their Vista options for options to acquire common shares of Allied Nevada and options to acquire newly created Vista common shares and holders of warrants of Vista had their warrants adjusted in accordance with the terms of the warrants.

Also pursuant to the terms of the Arrangement Agreement, Vista transferred $25 million in cash to Allied Nevada in connection with the closing of the Arrangement. Of this amount, Allied Nevada paid $15 million to the Pescios as partial consideration for the acquisition of their Nevada mineral assets. The remaining $10 million, less costs and expenses or any amounts required to pay amounts owing to Vista will be used to fund exploration and development projects and ongoing commitments.

Accordingly, Allied Nevada commenced operations on May 10, 2007 and has begun to conduct its new business of evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada.